Exhibit 4.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIMINAL BIOSCIENCES INC. IF PUBLICLY DISCLOSED.

Amendment No.1
to

Plasma Purchase Agreement

This Amendment No. 1 (the “Amendment”) is made and entered into this 8th day of February 2019 (the “Effective Date”),

by and between:	Prometic Plasma Resources Inc., a corporation existing under the laws of Canada, having its registered office at 440 Blvd. Armand-Frappier, Suite 300, Laval, Québec, Canada, H7V 4B4;
(hereinafter referred to as “Prometic”)
and:	Interstate Blood Bank, Inc., a Tennessee corporation, having an address at 5700 Pleasant View Road, Memphis, Tennessee, 38134;
(hereinafter referred to as “IBBI”)

Whereas the Parties entered into a Plasma Purchase Agreement dated November 6th, 2015 (the “Agreement”);

Whereas the Parties now wish to amend the Agreement to extend the Initial Term of the Agreement and to modify the Annual Quantity of Plasma that shall be delivered by IBBI and purchased by Prometic for calendar year 2019 onwards;

Now, therefore, in consideration of the premises and covenants contained in this Amendment, the Parties hereby agree as follows:

1.	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed thereto in the Agreement.
2.

The Parties hereby agree to amend Section 2.1(a) of this Agreement to modify the Annual Quantity of Plasma that shall be delivered by IBBI and purchased by Prometic pursuant to the terms of the Agreement for [***], as follows:

[***].

3.	The Parties hereby agree to extend the Initial Term of the Agreement by one (1) year and to amend Section 4.1 accordingly as follows:

“4.1Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2021 (the “Term”) unless terminated earlier in accordance with this Agreement. Thereafter, this Agreement shall automatically renew for periods of [***].”

4.	The Parties hereby agree to limit Prometic’s ability to assign this Agreement expressly or by operation of law and to amend Sections 6.2 and 6.3 accordingly as follows:

“6.2 Assignment.  Neither this Agreement nor any rights or obligations hereunder are assignable by Prometic without the express prior written consent of the other Party.”

“6.3 Successors. This Agreement shall be binding upon and inure to the benefit of Prometic’s permitted assigns and IBBI’s successors and assigns; but, not Prometic’s successors. Nothing in this Agreement, whether express or implied, is intended nor shall be deemed or construed to confer upon any person, other than the Parties and permitted assigns and IBBI’s successors, any right, remedy or claim under or by reason of this Agreement.

“6.3.a Invalidity Any purported or attempted transfer of this Agreement or the rights and obligations hereunder by Prometic shall be null and void and will result in the immediate termination of the Agreement, following which IBBI will have no further obligation to deliver plasma even if orders are in process at the time.

5.	Except as amended by this Amendment, the terms of the Agreement shall remain in full force and effect.
6.

This Amendment may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, which may be by facsimile signature or electronic signature (i.e. signed PDF), each of which when executed and delivered, by facsimile transmission, by electronic mail or by mail delivery, will be an original and all of which will constitute but one and the same agreement.

7.	This Amendment shall be governed by and construed in accordance with laws (substantive, procedural and/or otherwise) of the State of New York, without regard to conflicts of law principles.

In witness whereof, the Parties have, by duly authorized persons, executed this Amendment as of the Effective Date.

Prometic Plasma Resources Inc. by its duly authorized representative, as he so declares Per: /s/ Patrick Sartore Name: Patrick Sartore Title: Secretary	Interstate Blood Bank, Inc. by its duly authorized representative, as he so declares Per: /s/ Stephen Moss Name: Stephen Moss Title: Secretary